* Indicates where text has been omitted pursuant to a request for confidential treatment. The omitted text has been filed separately with the Securities and Exchange Commission.


ABSA BANK                              52/54 Gracechurch Street
London Branch                          London EC3V OEH

                                       Telephone         0171-528 8296
                                       Facsimile         0171-528 8298
                                       Telex             920225 ABSA G
MIH Limited
3rd Floor, Abbot Building
Main Street
Road Town
Tortola
British Virgin Islands

                                       29th September, 1998

Dear Sirs,

ABSA Bank Limited ("the Bank") is pleased to confirm to you MIH Limited ("the Borrower") an offer of an uncommitted revolving credit facility ("the Facility") on the following terms and conditions.

1        Facility Amount

         The maximum amount at any time outstanding under the Facility shall be US$40,000,000 (forty million United States Dollars).

         Up to US$7,000,000 (seven million United States Dollars) of the Facility Amount may be drawn by way of Guarantees.

2.       Purpose of Facility

         The Facility is to be used for the Borrower's general corporate purposes.

3        Availability

         The Facility is made available at the sole discretion of the Bank and may be withdrawn in whole or in part at any time.

4        Drawings

         Notice of drawing shall be given verbally by the Borrower by 11.00 a.m. two Business Days prior to the intended drawdown date. Once given, notices of drawings are irrevocable. Notice of drawings must be confirmed by facsimile or telex by an authorised signatory of the Borrower as soon as possible, and in any event by no later than the end of the Business Day following the date of the notice of drawing.

         Drawings by way of Guarantees must be evidenced by way of a request and Counter Indemnity in a form acceptable to the Bank.
                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  2

5        Terms

         5.1      Amount:                  Minimum drawings of US$1,000,000 and
                                           integral  multiples of US$100,000
                                           (each a "Drawing," subject to
                                           aggregate outstanding Drawings  not
                                           exceeding the Facility Amount.

         5.2      Currency:                United States Dollars.

         5.3      Interest Periods:        One month or such other period as may
                                           be agreed between the Borrower and
                                           the Bank at the time of each Drawing.

         5.4      Interest Rate:           (a) LIBOR (as defined below) and

                                           (b) 2.00% per annum ("the Margin")

                                           to be calculated on the basis of a
                                           360 day year.

         5.5      Interest Payments:       The Borrower shall pay interest on
                                           the last Business Day of each
                                           Interest Period.

         For the purpose of Clause 5.4 LIBOR means the rate shown on Page LIBO on the Reuters monitor screen as the London InterBank Offered Rate for deposits in United States Dollars and for amounts comparable to the Drawing for a period equal to the Interest Period at approximately
         11.00 (London time) (or one hour after the receipt by the Bank of the notice of drawing if later) on the Quotation Date.

         Quotation Date means in relation to any period for which an interest rate is to be determined the day on which quotations would normally be given by prime banks in the London InterBank Market for deposits in United States Dollars.

6        Business Day

         Means a day on which banks are open for business in London and New York. If any day on which a payment is otherwise due hereunder is not a Business Day such payment shall be made on the next succeeding Business Day (unless that day would thereby fall in the next calendar month in which case payment shall be made on the preceding Business Day).

                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  3

7        Security

         7.1      Guarantee from Multichoice  Africa (Pty) Ltd (the
                  "Guarantor"); and

         7.2      (i)      Cession and pledge of up to                     *

                                            and/or

                  (ii)     Cession and pledge of up to                     *


                  in such proportions as to provide coverage of EITHER * % ( * per cent) of utilisation of the Facility, in the case of cession and pledge of shares in * OR coverage of * % * percent) of utilisation of the Facility, in the case of cession and pledge of shares in *

         7.3      Utilisation of the Facility will be limited to US$           *
                  United States Dollars) in the event that only       *
                  are pledged as
                  Security.

         7.4 The value of the Security will be calculated using the Bank's relevant spot rate for foreign exchange prevailing from time to time.

         7.5 In the event that the value of the Security falls below the minimum coverage levels specified in 7.2 above and the situation is not rectified by the Borrower within ten working days then the Bank may without further notice to the Borrower realise such portion of the value of the Security as is necessary after the application of such realised value towards the then utilised portion of the Facility to restore the minimum coverage levels specified in 7.2 above. The Bank may realise such value in such manner as the Bank shall deem fit provided however that any realisation of the value of the Security contemplated in 7.2 (ii) will be subject to pre-emptive rights in favour of *

         7.6 The Bank will at the request of the Borrower release from the cessions and pledges contemplated in 7.2 (i) and/or 7.2 (ii) any of the Security then given by the Borrower provided that after such release the remaining Security provides the coverage levels specified in 7.2 in respect of the then utilised portion of the Facility.

                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  4


         7.7      The Bank will release the shares in       *
                  from the cessions and pledges, if any, referred to in Clauses
                  7.2 (i) and (ii) above as soon as reasonably practicable after all obligations and liabilities of the Borrower to the Bank under this letter and any counter indemnity given by the
                   Borrower to the Bank pursuant hereto have been fully and unconditionally paid and satisfied.

8.       Prepayment

         The Borrower may prepay any sums due hereunder (together with interest on that sum accrued to the date of prepayment) provided the Bank receives at least 7 Business Days notice in writing of the prepayment date and the Borrower pays the cost incurred by the Bank in breaking its matching funding deposit, such amount to be conclusively determined and certified by the Bank.

9.       Fees and Expenses

         9.1 An Arrangement Fee of US$ * is payable by the Borrower on signing hereof.

         9.2 The Borrower will reimburse the Bank on demand for all reasonable costs, expenses and legal fees incurred by the Bank in the negotiation, preparation, execution, administration, enforcement or attempted enforcement of this letter and the documents referred to in it.

10.      Illegality and Increased Costs

         10.1 If any law or official directive (whether or not having the force of law) increases the cost to the Bank of maintaining the Facility or reduces the amount of principal interest or other sums payable to the Bank under this Facility then upon demand the Borrower shall pay to the Bank such amount as the Bank shall conclusively determine is necessary to compensate it for such increased cost or reduction.

         10.2 All payments by the Borrower under the terms of the Facility shall be made without any deduction and free and clear of and without deduction for or on account of any taxes except to the extent that the Borrower is required by law to make payment subject to any taxes.

                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  5

                  If any tax or amount in respect of tax is deducted or any other deduction is made from any amount payable or paid by the Borrower under the Facility then the Borrower shall pay such additional amount as may be necessary to ensure that the Bank receives a net amount equal to the full amount which it would have received had payment not been made subject to such tax or deduction.

11.      Currency Indemnity

         If any amount payable by the Borrower is received by the Bank in a currency ("the Payment Currency") other than United States Dollars (or such other currency as the Bank may agree in writing) (the "Agreed Currency") and the amount produced by converting at the Bank's then spot rate the Payment Currency into the Agreed Currency is less than the amount payable in the Agreed Currency then the Borrower shall as an independent obligation indemnify the Bank against (a) such deficiency and (b) the incidental costs of such conversion.

12       Representations and Warranties

         The Borrower represents and warrants to the Bank on the date hereof as follows:

         12.1 The execution and performance of this agreement are within its authority, have been authorised by all necessary corporate action, do not contravene any provision of law, its Memorandum and Articles of Association or any agreement binding on it and create valid and enforceable obligations.

         12.2 There has been no material adverse change in its business, operations, assets or financial condition since the date of its last audited accounts which may (in the reasonable opinion of the Bank) impair its ability to meet its obligations hereunder.

         These representations shall be deemed to be repeated by the Borrower on the date of each notice of drawing as if made with reference to the facts and circumstances existing at each such date.

13       Default Interest

         In the event that the Borrower fails to pay any sum on the due date hereunder the Bank shall be entitled to charge interest thereon at the rate of the aggregate of (a) 2% per annum and (b) the Interest Rate.

                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  6


14       Notices

         All notices, demands or other communications under or in connection with the Facility shall be in writing and shall be delivered personally or by post, telex or facsimile and shall be deemed to be duly given or made when delivered (in the case of personal delivery or post) and when dispatched (in the case of telex or facsimile) and shall be addressed:-

         (a) if to the Bank at 52/54 Gracechurch Street, London EC3V 0EH (telex number 920225, facsimile number 0171-528 6036) marked for the attention of Corporate Banking Department;

         (b) if to the Borrower at 3rd floor, Abbot Building, Main Street, Road Town, Tortola, British Virgin Islands with a copy to MIH Holdings Ltd, 251 Oak Avenue, Randburg 2125, South Africa (facsimile number 011-886 5785), in each case marked for the attention of the Chief Financial Officer;

         or at such other address as the relevant addressee may notify the other from time to time.

15       No Waiver

         No failure to exercise and no delay on the part of the Bank in exercising any right, power or privilege shall be construed as a waiver thereof. The rights and remedies herein are cumulative and are not exclusive of any rights or remedies provided by law. If any one or more provisions hereof shall be adjudged to be illegal, invalid or unenforceable the legality, validity and enforceability of the remaining provisions shall not be affected or impaired.

16       Previous facility letters

         This facility letter supersedes all previous facility letters and all utilisations under past facility letters shall be deemed to have been made under the Facility contemplated by this facility letter.

17       Law

         This Facility shall be governed by and construed in accordance with English law.

                                                                   Continued....

ABSA BANK LIMITED - LONDON BRANCH
MIH Limited (BVI)                                          29th September, 1998
                                                                Continuation  7

18       Conditions Precedent

         If the terms of the Facility are acceptable to you please return to us:-

         18.1 The duplicate of this letter signed by an authorised signatory or signatories.

         18.2 Evidence of approval by the Board (or by named officials to whom the Board has delegated its authority for that purpose) of the terms of the Facility and their authorisation of a named person or persons to sign the duplicate of this letter.

         18.3     Evidence of approval by the South African Reserve Bank of:-

                  (i)  The Facility; and

                  (ii) the proposed offshore listing of the Borrower.

         18.4 A Letter of Awareness from MIH Holdings Ltd in a form acceptable to the Bank.

         18.5     The security specified in paragraph 7 above.

         18.6 A certified true copy of the Borrower's Certificate of Incorporation and Memorandum and Articles of Association (or equivalent documents).

         Conditions Precedent are to be satisfied by not later than 31st October, 1998.

Yours faithfully,
for and on behalf of
ABSA Bank Limited


/s/ M.S. COLLARD                            /s/ D. W. COLGAN
---------------------                       ----------------------------
M.S. Collard                                D. W. Colgan
Senior Manager                              Assistant General Manager
Corporate Banking                           Corporate Banking


Agreed and accepted.



/s/ LESLEY R. PENFOLD
---------------------
for and on behalf of
MIH LIMITED